Exhibit 10.4

SOFTWARE LICENSING AGREEMENT

This Software Licensing Agreement is entered into this April 01, 2015, by and between

SUNALPHA GREEN TECHNOLOGIES PRIVATE LIMITED (“Licensee”) a company incorporated under the Companies Act 1956, having its registered office address: 812 Venus Atlantis Corporate Park, Prahladnagar, Ahmedabad, Guajrat, India 380015, hereinafter referred to as “Licensee” which expression shall, unless repugnant to the context and meaning thereof, include its successors, administrators and assigns

And

ARNA GLOBAL, LLC a company incorporated under the law of Delaware, USA having its registered address: 514 Lothian Way, Abingdon, MD 21009, USA (“Licensor”), hereinafter referred to as “Licensor” which expression shall, unless repugnant to the context and meaning thereof, include its successors, administrators and assigns.

Licensee and Licensor are hereinafter, wherever the context so requires, individually referred to as “Party” and collectively as “Parties”.

WITNESSETH:

WHEREAS, Licensor is engaged in the business of creating Online Transaction related software and hardware systems and related products and has created and developed a software package called TravelCord that is intended to use by online travel companies to manage and track consumer transactions using a web based system and is described in greater detail in the attached Exhibit "A" (the "Software"); and

WHEREAS, Licensee desires to utilize such Software in conjunction with its business operation of online travel agency (OTA) to manage its consumer transactions online.;

WHEREAS, Licensor and Licensee believe it is in their mutual interest and desire to enter into an agreement whereby Licensee would use Licensor's Software to do business of Online Travel Agency (OTA) under the brand name TRIPBORN using web based online platform in pursuant to the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of this Agreement, the parties hereto agree as follows:

1. LICENSE

A. Licensor hereby grants to Licensee, for the term of this Agreement, a nonexclusive, non-assignable, right and license to use the Software in connection with its business of online travel agency on its web based platform www.tripborn.com.

B. This license is expressly limited to SUNALPHA GREEN TECHNOLOGIES PRIVATE LIMITED customer and its extended partners.

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Exhibit 10.4

C. No right or license is being conveyed to Licensee to use the Software at any location. Licensee is prohibited from making any copies, archival or otherwise, of the Software. Licensee is further prohibited from using the Software in any manner other than as described above.

2. TERM

This Agreement shall be effective as of the date of execution by both parties and shall extend for the period of five (5) year(s) thereafter (five years). This Agreement shall be automatically renewed for additional five year Extended Terms unless Licensee shall provide the Licensor in writing of its intention not to renew the Agreement, said notice to be provided at least one twenty (120) days prior to the expiration of the then in-effect Term.

3. COMPENSATION

A. In consideration for the licenses granted hereunder and during the Initial Term of the Agreement and for each Extended Term, Licensee agrees to pay to Licensor the User Fee recited in Schedule A (the User Fee) in accordance with the Fee Payment Schedule recited in Schedule A.

4. CONFIDENTIALITY

A. Licensee recognizes that the Software is the proprietary and confidential property of Licensor. Accordingly, Licensee shall not, without the prior express written consent of Licensor, during the term of this Agreement and for ten years thereafter, disclose or reveal to any third party or utilize for its own benefit other than pursuant to this Agreement, any Software provided by Licensor concerning Products, provided that such information was not previously known to Licensee or to the general public. Licensee further agrees to take all reasonable precautions to preserve the confidentiality of Licensor's Software and shall assume responsibility that its employees, sub-licensees, and assignees will similarly preserve this information against third parties. The provisions of this clause shall survive termination of this Agreement.

B. Licensee shall take no steps in attempting to reverse engineer the Software.

5. INSTALLATION, TRAINING, AND ACCEPTANCE

A. Licensor shall install the Software on Licensee's server in accordance with the Delivery Schedule recited in Schedule A attached hereto. At the time of such installation, Licensor shall provide Licensee with appropriate documentation for the Software reasonably acceptable to Licensee.

B. At the time of installation of the Software and for no additional consideration, Licensor shall train at least two employees of Licensee in the use of the Software at Licensee's facility.

C. In the event that Licensee fails to notify Licensor of any difficulties or problems with the Software within 180 days after installation thereof, Licensee shall be deemed to have accepted the Software. Prior to acceptance of such Software, Licensor shall have the right to repair or replace the Software at its discretion. Upon acceptance of such Software, Licensor shall be under no obligation to repair or replace such Software except as provided for in the Warranty provision in this Agreement.

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Exhibit 10.4

6. WARRANTIES

A. Licensor further represents and warrants that it has no actual knowledge that the Software infringes any valid rights of any third party.

B. Licensor warrants that the Software will perform in accordance with the specifications provided by Licensor to Licensee, a copy of which will be added to this Agreement. THE WARRANTY PROVIDED FOR HEREIN IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, THAT MAY ARISE EITHER BY AGREEMENT BETWEEN THE PARTIES OR BY OPERATION OF LAW, INCLUDING THE WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

C. In the event of a claim by Licensee under this warranty, Licensor shall have the option to either repair or replace the Software. In the event that Licensor fails to repair or replace the Software within a reasonable period, Licensee's sole recourse shall be to terminate the Agreement and Licensor's sole obligation shall be to return any Licensee and Installation Fees paid by Licensee. In no event shall Licensor be liable for any incidental, consequential, or punitive damages as a result of its performance or breach of this Agreement.

7. IMPROVEMENTS

Any improvements or modifications made by Licensor to the Software shall be promptly provided to Licensee and shall be automatically included in this Agreement.

8. TERMINATION

The following termination rights are in addition to the termination rights that may be provided elsewhere in the Agreement:

A. Right to Terminate Upon Notice. Either party may terminate this Agreement on 60 days' written notice to the other party in the event of a breach of any provision of this Agreement by the other party, provided that, during the 60-day period, the breaching party fails to cure such breach.

B. Licensee Right to Terminate. Licensee shall have the right to terminate this Agreement at any time on six (6)  months' written notice to Licensor for any reason.

9. POSTTERMINATION RIGHTS

A. Upon the expiration or termination of this Agreement, all rights granted to Licensee under this Agreement shall forthwith terminate and immediately revert to Licensor and Licensee shall discontinue all use of the Software and the like.

B. Upon expiration or termination of this Agreement, Licensor may require that Licensee transmit to Licensor, at no cost, all material relating to the Software, provided, however, that Licensee shall be permitted to retain a full copy of all material subject to the confidentiality provisions of this agreement.

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Exhibit 10.4

10. INDEMNITY

Licensor agrees to defend, indemnify, and hold Licensee, and its officers, directors, agents, and employees, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against Licensee based on a breach by Licensor of any representation and warranty made in this Agreement as well as for any third-party claim for infringement of its intellectual property rights based on Licensee's use of the Software.

11. NOTICES

A. Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested, or delivered by a national overnight express service.

B. Either party may change the address to which notice or payment is to be sent by written notice to the other party pursuant to the provisions of this paragraph.

12. JURISDICTION AND DISPUTES

A. This Agreement shall be governed by the laws of Delaware, USA.

B. All disputes hereunder shall be resolved in the applicable state or federal courts of Delaware, USA. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

13. AGREEMENT BINDING ON SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

14. WAIVER

No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

15. SEVERABILITY

If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

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Exhibit 10.4

16. ASSIGNABILITY

The license granted hereunder is personal to Licensee and may not be assigned by any act of Licensee or by operation of law unless in connection with a transfer of substantially all the assets of Licensee or with the consent of Licensor.

17. INTEGRATION

This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict therewith.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

ARNA GLOBAL LLC By:Deepak Sharma /s/ Deepak Sharma	SUNALPHA GREEN TECHNOLOGIES PRIVATE LIMITED By: Sachin Mandloi /s/ Sachin Mandloi

Title: President	Title: Director [SEAL]

Date:April 01, 2015	Date: April 1, 2015

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Exhibit 10.4

SCHEDULE A

TO

SOFTWARE LICENSE AGREEMENT

DATED APRIL 01, 2015

BETWEEN

ARNA GLOBAL, LLC

AND

SUNALPHA GREEN TEHCNOLOGIES PRIVATE LIMITED

1. USER FEE

One time Implementation and Customization User Fee shall be Nine Hundred and Fifty Six Thousand Dollars ($9,56,000.00) and Two Hundred and Fifteen Thousand Dollars ($2,15,000.00) for the Initial Term of this Agreement. For each Extended Term, the User Fee shall be Two Hundred and Fifteen Thousand Dollars ($2,15,000.00).

2. ADDITIONAL USER FEE

Separate agreement with fees schedule will be made for any further ssoftware modification and customization based on the approved business requirements.

3. INSTALLATION FEE

None.

4. ADDITIONAL FEATURES OR UPGRADE FEE

For each additional feature made or developed by Licensor after the initial release or installation, Licensee agrees to pay Licensor based on enhancement agreement or schedule.

5. DELIVERY SCHEDULE

Licensee agrees to install the Software on Licensee portal www.tripborn.com after execution of this Agreement.

6. FEE PAYMENT SCHEDULE

The User Fee and Installation Fee shall be payable as follows:

25 % of User Fee within two years of	Upon execution of this Agreement
15 % of User Fee	Upon installation of the Software on the www.tripborn.com

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Exhibit 10.4

35 % of User Fee Upon Acceptance of the Software	Upon acceptance by Licensee
25 % of User Fee Enhancement,	Completion of 2 Years in Production environment.

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Exhibit 10.4

EXHIBIT A

TO

SOFTWARE LICENSE AGREEMENT

DATED APRIL 01,2015

BETWEEN

ARNA GLOBAL, LLC

AND

SUNALPHA GREEN TECHNOLOGIES PRIVATE LIMITED

Web-based Online Transaction System for Online Travel Agency (OTA) to manage their operations and business including management of Airfares, Pricing tool, multi-GDS searches for public, private and market specific airfares. A parallel search for private airfares from databases hosted by each travel partner/consolidator across the globe would leverage their travel businesses. Interfaces multiple Global Distribution System (GDS) content, Third party content and Fare Management Systems (FMS) with scheduled airline host system including Low Cost Carrier (LCC) host, facilitating access to lowest consolidated airfares across the globe with more than 700 plus airlines on one platform. This web-based Online Transaction System must meet following business requirements and use cases:

✓	Enables travel organizations to source lowest airfares from 700+ airlines across the globe in addition to Low Cost Airlines on single platform

✓	Single platform enables sourcing of most economical SOTO tickets thereby reducing the time required for searching competitive airfares

✓	24/7 ticketing capability from 700+ airlines across the globe countries

✓	Option to hold PNR on time, mitigates the possible loss associated with uncertain PNR status

✓	Enables transaction in local currency, thereby mitigating the risk due to fluctuation in currency exchange rates

✓	Adaptable on any platform with a pre-defined itinerary

✓	Ease of payment through multiple payment options for booking

✓	Personalized 24/7 support for 365 days for rescheduling, cancellations and other requests enhance the service quality

✓	Customized branding on e-tickets.

✓	Automated Accounting and Reconciliations System

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Exhibit 10.4

✓	Add your own customized Markups
✓	Issue Air Tickets, Hotel and Holiday vouchers with Extended partners Logo or Agency name
✓	Maintainability of multiple vendor accounts
✓	Generate instant business reports to view transactions and your customer trends
✓	Web services (API) with the consolidated On-line Flights inventory through API (Application Programmable Interface).
✓	Facility to access Dynamic Real Time Inventory & Pricing from the Airlines
✓	Completely branded and responsive website
✓	Functions or Capability to support Build your Brand use case - Partners website and booking engine (optimized for search )
✓	Robust tracking and reporting
✓	Online e-ticketing (Add customized Markups) to support Incremental Revenue (Acquire new customers and loyalty functions)
✓	Issue Air Tickets with your own Logo or Agency name, Invoice and Accounting
✓	Extensive Reporting Capabilities to view transactions and your customer trends
✓	Features for Account Management and Credit Management (Deposit/Transfers)
✓	In-built, Cancellation, Invoices and Complete Accounting functions.

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